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                                                                   EXHIBIT 10(q)

LOGO  JWP

                                                          Corporate Headquarters

                                                                 Andrew T. Dwyer
                                                                        Chairman
                                                     and Chief Executive Officer

                                         August 21, 1992

Mr. David L. Sokol
516 Cross River Road
Katonah, New York  10536

Dear David:

     The Company is facing extraordinary challenges at this juncture in its development. I and our Board are conscious of the very important contributions you have made over the recent months since you joined the Company, primarily in restructuring its divisions and negotiating with our lenders. Given the difficulties that the Company is facing and the essential role you are playing in helping to resolve them, the Company desires to have you agree to remain an employee and officer during the critical months ahead, and you and we have agreed on the following arrangement:

     1. You will continue to be employed by the Company at least through November 15, 1992 (the "Term"), and during the Term will render exclusive and full-time services as President and Chief Operating Officer, subject only to the supervision of the Chairman and the Board of Directors. You will continue to serve as a member of the Board of Directors and will have special responsibilities for completing the reorganization of the Company, negotiating with the Company's lenders and strengthening the Company's financial controls system. It is recognized that these are high priorities for the Company if it is to continue as a viable and profitable business entity.

     2. It is understood that you have no legal obligation to remain at the Company after expiration of the Term, although it is expected that we will discuss your future employment at the end of the Term. Nevertheless, you agree that if you leave the employ of the Company, you will consult with the Company for a six-month period after termination on an nonexclusive basis for at least four hours per week at an hourly fee that is customary and reasonable under the circumstances plus expenses. Such consultation will be scheduled so as to minimize any interference with your other activities and you will not be required to travel on consultation except as you may find convenient.

    3. You agree that for one year after termination of your employment you will not compete in any material way with the Company or join any other business entity that competes with the
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Company in its major lines of business.  You will, after your employment with the Company, maintain the confidentiality of the Company's proprietary information including customer lists, trade knowhow, pricing information, operational methods, and other aspects of its business affairs that are reasonably viewed as proprietary.

     Following termination of your employment, you agree that you will refrain from disparagement of the Company or any of its subsidiaries or the officers, directors or employees of the Company or any of its subsidiaries.

     4. As you know, the Company is involved in class action litigation and you agree, after the termination of your employment, to make yourself available to the Company and its counsel as reasonably required in connection with any pending or related litigation, governmental investigation or other legal proceedings. The Company will pay any expenses that may be required in connection with such cooperative activities.

     5. As compensation for your services you will continue to receive your present salary plus all benefits as presently in effect.

     6. In consideration of your agreement hereunder, the Company will pay you a special bonus of $1,000,000, which will be paid on the date hereof, and the Company hereby releases you from your covenant not to sell 100,000 shares of the Company's common stock heretofore granted to you. You have no obligation to refrain from selling an additional 50,000 shares of the Company's common stock also heretofore granted to you. However, you continue to be obligated not to dispose of the 150,000 shares in violation of the Securities Act of 1933. You have been advised that a reoffer prospectus relating to these 150,000 shares (a "Reoffer Prospectus") has not yet been filed with the Securities and Exchange Commission. In order for any such sale to be in compliance with the Securities Act of 1933, the Company must file a Reoffer Prospectus with respect to the filed Registration Statement covering shares issued under the Company's Senior Incentive Compensation and Restricted Stock Award Plan pursuant to which the 150,000 shares were issued to you. Upon your written request, the Company, within three business days thereof, will file with the Securities and Exchange Commission a Reoffer Prospectus.

     7. This agreement shall be governed by and enforced in accordance with the laws of the State of New York and sets forth the entire agreement and understanding between us.

     8. This agreement may not be amended, modified, superseded, cancelled, renewed or extended except by a written instrument between us.

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     9. This agreement has been approved by the Executive Committee and the
Compensation Committee (Thomas W. Keesee, Jr., being absent) of the Board of Directors following consultation with the members of the Board, other than Mr. Keesee.

     If this agreement is in accordance with our understanding, please sign one copy and return it to me.


                                        Very truly yours,

                                        /s/ Andrew T. Dwyer

                                        Andrew T. Dwyer, Chairman



Accepted and agreed to:

/s/ David L. Sokol
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David L. Sokol

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